Compensation for Dr. Russell Richerson, COO
Budget for Benefits Package to Employees

July 30, 2008

At the meeting of GenSpera’s Board of Directors on July 30, 2008, the Board approved an annual salary to Dr. Russell Richerson the sum of $200,000 per annum effective July 1, 2008.

The Board also approved a budget of $1,500 per month for expenses related to medical, dental and disability insurance benefits for each employee of the Company.